Exhibit 99.2

NANOMETRICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Nanometrics acquired all of the outstanding common shares and options to purchase common shares of Soluris in an all-cash transaction announced on March 15, 2006. The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Nanometrics, Inc. (“Nanometrics”) and Soluris, Inc. (“Soluris”) after giving effect to the acquisition of Soluris by Nanometrics (the “Merger”) using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 are presented as if the acquisition had occurred on January 2, 2005. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on December 31, 2005. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate historical financial statements of Nanometrics as of and for the fiscal year ended December 31, 2005, included in Nanometrics’s annual report on Form 10-K for the fiscal year ended December 31, 2005; and

•	separate historical financial statements of Soluris as of and for the fiscal year ended December 31, 2005 which are included as Exhibit 99.1 to Nanometrics Form 8-K/A filed with the Securities and Exchange Commission on May 31, 2006.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon currently available information and certain assumptions that we believe are reasonable.

Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of Nanometrics and Soluris are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance or relocation costs related to Soluris employees, costs of vacating some facilities of Soluris, or other costs associated with exiting activities of Soluris that would affect amounts in the pro forma financial statements. In addition, Nanometrics may incur significant restructuring charges in subsequent quarters for severance or relocation costs related to Nanometrics employees, costs of vacating some facilities of Nanometrics, or other costs associated with exiting activities of Nanometrics. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they were incurred.

Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. Nanometrics’ management, with the assistance of a third party valuation firm, has estimated the preliminary fair value of the identifiable intangible assets and tangible assets acquired and liabilities assumed. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Merger, the actual amounts recorded for the Merger may differ materially from the information presented. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as well as the actual transaction costs.

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2005

(in thousands)

	Nanometrics	Soluris	Reclass			Pro Forma Adjustments		Proforma Combined
Current Assets
Cash and cash equivalents	$40,445	$595	$—			$(6,592)	(b)	$34,448
Short term investments	4,949	—	—			—		4,949
Accounts receivable, net	18,983	1,318	—			—		20,301
Inventories	25,656	628	—			474	(e)	26,758
Prepaid expenses and other current assets	1,259	84	—			(27)	(j)	1,316

Total current assets	91,292	2,625	—			(6,145)		87,772

Property, plant and equipment, net	42,928	64	—			—		42,992
Purchased technology, net	—	—	—			—		—
Intangibles	639	—	—			4,200	(d)	4,839
Goodwill	—	—	—			1,868	(c)	1,868
Other assets	1,441	—	—			—		1,441

Total assets	$136,300	$2,689	$—			$(77)		$138,912

Current Liabilities
Revolving line of credit	$1,186	$2,342	$—			$(2,342)	(i)	1,186
Accounts payable	3,348	641	—			—		3,989
Accrued compensation	1,540	—	—			—		1,540
Customer deposits and deferred revenue	3,448	264	—			—		3,712
Other current liabilities	3,869	731	167	(B	)	268	(f)	5,336
						301	(g)

Accrued warranty	—	167	(167)	(B	)			—
Income taxes payable	770	—	—			—		770
Current portion of debt obligations	400	—	—			—		400

Total current liabilities	14,561	4,145	—			(1,773)		16,933

Deferred income taxes	—	—	—			240	(h)	240
Debt obligations	1,396	—	—			—		1,396

	15,957	4,145	—			(1,533)		18,569
Shareholders’ equity
Common stock	107,294	7	—			(7)	(a)	107,294
Additional paid-in-capital	—	34	—			(34)	(a)	—
Retained earnings (Accumulated deficit)	12,218	(1,484)	—			1,484	(a)	12,218
Accumulated other comprehensive income (loss)	831	(13)	—			13	(a)	831

Total shareholders’ equity	120,343	(1,456)	—			1,456		120,343

Total liabilities and shareholders’ equity	$136,300	$2,689	$—			$(77)		$138,912

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands, except per share amounts)

	Nanometrics	Soluris	Reclass		Pro Forma Adjustments		Proforma Combined
Product revenues	$61,012	$8,673	$(2,494)	(A)	$—		$67,191
Service	9,531	—	2,494	(A)	—		12,025

Total revenue	70,543	8,673	—		—		79,216

Cost of product sales	29,173	4,000	(1,110)	(A)	70	(k)	32,133
Cost of service	10,695	—	1,110	(A)	—		11,805
Research and development	12,533	2,778	—		—		15,311
Selling and marketing	10,945	2,479	—		290	(k)	13,714
General and administrative	11,882	1,103	—		—		12,985
Merger termination fee	(8,300)	—	—		—		(8,300)
Asset impairment	2,232	—	—		—		2,232

Operating expenses	69,160	10,360	—		360		79,880

Operating income (loss)	1,383	(1,687)	—		(360)		(664)

Interest income	998	3	—		—		1,001
Interest expense	(73)	—	—		—		(73)
Other expense	(579)	—	—		—		(579)

Income before provision for income taxes	1,729	(1,684)	—		(360)		(315)
Provision for income taxes	218	—	—		—		218

Net income (loss)	$1,511	$(1,684)	$—		$(360)		$(533)

Shares used in per share computation
Basic	12,760	690					12,760

Diluted	13,471	690					12,760

Net income (loss) per share
Basic	$0.12	$(2.44)					$(0.04)

Diluted	$0.11	$(2.44)					$(0.04)

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET

1. Basis of Pro Forma Presentation

On March 15, 2006, Nanometrics announced it had acquired Soluris Inc., (“Soluris”) a privately held corporation focused on overlay and CD measurement technology and headquartered in Concord, Massachusetts. The acquisition of Soluris will enhance the Company’s line of overlay products and provide access to various new customers. Its flagship product, the IVS 155, is a tool for use in the 200mm and smaller semiconductor overlay and CD measurement market. Under the terms of the merger agreement relating to the acquisition, the total consideration to purchase all the outstanding stock of Soluris was $6.6 million in an all-cash transaction. The Company also incurred $0.3 million in transaction fees, including legal, valuation and accounting fees. The merger has been accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets of Soluris acquired in connection with the merger, based on their respective estimated fair values.

There were no significant intercompany balances and transactions between Nanometrics and Soluris as of the dates and for the periods of these pro forma condensed combined financial statements. Certain reclassification adjustments have been made to conform Nanometrics’ and Soluris’ historical reported balances to the pro forma condensed combined financial statement basis of presentation.

The total preliminary estimated purchase price of the Soluris merger is as follows:

Amount
Cash paid for all outstanding stock of Soluris	$6,591,912
Estimated direct transaction fees and expenses	267,580

Total preliminary estimated purchase price	$6,859,492

The total preliminary estimated purchase price is allocated as follows (in thousands):

	Amount	First Year Charges		Estimated Useful Life
Net assets assumed	$1,031,765	$	N/A	N/A
Deferred income tax liabilities	(240,000)		N/A	N/A
Goodwill and other intangible assets:
Goodwill	1,867,727		N/A	N/A
Customer relationships	2,900,000		290,000	10 Years
Patented technology	700,000		70,000	10 Years
Trademark	600,000		N/A	Indefinite

Total goodwill and other intangible assets	6,067,727		360,000

	$6,859,492		$360,000

In accordance with SFAS No. 142, the Company will not amortize the goodwill, but will evaluate it annually for impairment or whenever events or circumstances occur which indicate that goodwill might be impaired.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET—(Continued)

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of Soluris that exist as of the date of the completion of the Merger. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

A preliminary estimate of $1.0 million has been allocated to net tangible assets acquired and $3.6 million has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of operations.

Identifiable intangible assets. Of the total estimated purchase price, $3.6 million has been allocated to customer relationships and purchased technology. This adjustment is preliminary and is based on Nanometrics management’s estimates. The amount ultimately allocated to identifiable intangible assets may differ materially from this preliminary allocation. A ten percent increase or decrease in value allocated to the amortizable intangible assets would increase or decrease annual amortization by approximately $36,000.

Identification and allocation of value to the identified intangible assets was based on the provisions of SFAS No. 141. The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

Amounts allocated to the identifiable intangible assets are expected to be amortized over a life of 10 years with the exception of the trademark, which has indefinite life and will not be amortized. The estimates of expected useful lives are based on guidance from SFAS No. 141 and take into consideration the effects of competition, product lives and possible obsolescence. The useful lives of customer relationships and purchased technology are based on the number of years in which net cash flows have been projected. The useful lives of customer relationships was estimated based upon Soluris’ established and long-standing customer relationships with its major customers. Management considers the “IVS” trademark to be recognized throughout the worldwide community of semiconductor manufactures. As management intends to continue to use the IVS trademark indefinitely, an indefinite life was assigned.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	Soluris historical operating margins;

•	Soluris market share and growth;

•	Trends in technology; and

•	The nature and expected timing of new product introductions by Soluris and its competitors.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET—(Continued)

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Net Deferred Tax Liability. The deferred tax liability reflects the estimated tax effect of deferred tax liabilities associated with purchase accounting that were not offset by preexisting deferred tax assets. Such deferred tax liabilities are associated with intangible assets with indefinite lives. This determination is preliminary and subject to change based upon management’s final valuation of the fair values of identifiable intangible assets acquired.

The preliminary allocation of the Soluris purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed was based on an independent appraisal and management’s estimates of fair value at the date of acquisition. The preliminary allocation of the purchase price was based, in part, upon a valuation and estimates, and assumptions which are subject to change. The primary areas of the purchase price allocation that are not yet finalized relate to valuation allowances of certain tangible assets acquired, deferred income taxes and residual goodwill. We expect the valuation process to be completed during the fourth quarter of fiscal 2006.

2. Pro Forma Adjustments

Certain reclassification adjustments have been made to conform Nanometrics’ and Soluris’ historical reported balances to the pro forma combined condensed financial statement basis of presentation. The reclassifications are as follows:

(A)	To reclassify Soluris’ service revenue and related cost of service revenue to align with Nanometrics’ presentation,

(B)	To reclassify Soluris’ warranty accrual to align with Nanometrics’ presentation.

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to Soluris’ net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Nanometrics and Soluris filed consolidated income tax returns during the periods presented.

There were no significant intercompany balances and transactions between Nanometrics and Soluris as of and for the year ended December 31, 2005.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To eliminate Soluris’ equity

(b)	To reflect the amount of cash paid by Nanometrics for the outstanding shares of stock of Soluris

(c)	To record goodwill

(d)	To record the fair value of Soluris’ identifiable intangible assets

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET—(Continued)

(e)	To adjust Soluris’ inventory to fair value. This adjustment will result in an increase in cost of products upon the sale of the related inventory. The increase in costs is non-recurring and, as such, is not reflected in the pro forma condensed combined statement of operations.

(f)	To accrue the remaining Nanometrics direct costs of the transaction

(g)	To accrue the remaining Soluris direct costs of the transaction

(h)	To record the deferred tax liability associated with the difference in basis of a certain intangible asset between book and tax

(i)	Under terms of the Merger, proceeds from the purchase price received by Soluris are used first to reduce external debt and the remainder is distributed to the Soluris shareholders

(j)	To eliminate Soluris’ certain deferred charges

(k)	To record amortization of intangible assets

3. Pro Forma Net Loss Per Share

The pro forma basic net loss per share is based on the number of Nanometrics shares used in computing basic net income per share as no new shares were issued in conjunction with the Soluris merger.

The pro forma diluted net loss per share is based on the number of Nanometrics shares used in computing diluted net income per share excluding the potential dilution from assumed dilutive stock options (using the treasury stock method) as the combined company incurred a loss from operations.